Exhibit 99.1

KODIAK OIL & GAS CORP. REPORTS SECOND QUARTER 2011
FINANCIAL AND OPERATING RESULTS

DENVER — Aug. 4, 2011 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana, today announced its second quarter 2011 financial and operational results.  The Company also today provided an interim operations update on its Williston Basin drilling and completion activities.

Highlights Include:

•                  Q2 2011 EARNINGS  OF $8.2 MILLION, BEFORE UNREALIZED DERIVATIVES GAIN

•                  OIL & GAS SALES OF $22.1 MILLION, A 261% INCREASE

•                  EQUIVALENT SALES VOLUMES 238,000 BOE, A 149% INCREASE

•                  ADJUSTED EBITDA OF $13.7 MILLION, 377% GROWTH

•                  TWO NEW BAKKEN WELL COMPLETIONS IN MCKENZIE COUNTY, N.D.

Second Quarter 2011 Financial Results

The Company reported net income for the second quarter 2011 of $14.0 million, or $0.08 per basic and diluted share, compared with net income of $621,000, or $0.01 per basic and diluted share, for the same period in 2010.  Included in the second quarter 2011 net income calculation are unrealized derivative gains of $5.8 million attributed to the non-cash change in the value of derivatives utilized for commodity price risk management.  Excluding the effect of unrealized derivative gains, a non-cash credit, Kodiak would have reported adjusted net income (a non-GAAP measure) of $8.2 million for the second quarter 2011, or $0.05 per basic share and $0.04 per diluted share.

For the quarter-ended June 30, 2011, the Company reported oil and gas sales of $22.1 million, as compared to approximately $6.1 million during the same period in 2010, a 261% increase and a Company record.  Crude oil revenue accounted for approximately 97% of second quarter 2011 oil and gas sales, and crude oil constituted 94% of sales volumes for the quarter.  Kodiak posted a 157% increase in oil sales volumes and a 72% increase in gas sales volumes for an overall 149% increase in quarter-over-quarter equivalent sales volumes of 238,000 barrels of oil equivalent (BOE).

Adjusted EBITDA, a non-GAAP measure, was $13.7 million for the second quarter 2011, as compared to $2.9 million in the same period in 2010, a 377% increase and another Company record.  Kodiak defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depletion, depreciation, amortization, and accretion (iv) impairment, (v) non-cash expenses relating to share based payments recognized under ASC Topic 718, (vi) pre-tax unrealized gains and losses on foreign currency, and (vii) pre-tax unrealized gain and losses on commodity price risk management activities.  A reconciliation of Adjusted EBITDA to net income is included in the financial tables later in this earnings release.

Kodiak reported record net cash provided by operating activities for the second quarter 2011 of $16.3 million, as compared to $7.2 million in the same period in 2010.  The Company reported cash used in investing activities of $116.8 million during the second quarter of 2011, of which approximately $30.6 million was invested for the drilling and completion of wells and for infrastructure in its Williston Basin drilling program.  The Company also invested $85.8 million during the second quarter 2011 to acquire an additional 25,000 net acres and producing properties in the Williston Basin which closed on June 30, 2011.

Second Quarter 2011 Expense Analysis

For the quarter-ended June 30, 2011, general and administrative (G&A) expense was $4.2 million, as compared to $2.6 million for the same period in 2010.  The increase in total G&A is attributed primarily to the hiring of new personnel as the Company continues to expand its operations.  The Company had 52 employees at June 30, 2011, as compared to 27 employees at June 30, 2010.  Included in the second quarter 2011 G&A expense is a non-cash, stock-based compensation charge of $947,000 million, as compared to $866,000 for the same period in 2010.

Kodiak’s lease operating expense (LOE) for the second quarter 2011 was $4.4 million, as compared to $1.5 million during the same period in 2010.  The increase in LOE is attributed to additional production expense associated with a growing number of producing wells.  Severance taxes were also higher due to increased oil and gas revenues during the 2011 period, as compared to the 2010 period.

Depletion, depreciation, amortization and accretion (DD&A) expense for the second quarter 2011 was $4.5 million, as compared to $1.5 million for the same period in 2010.  The increase is primarily due to the increase in sales volumes and, to a lesser extent, an increase in the per-unit charge.

Second Quarter Unit Cost Analysis	Q211	Q210	% Chg.
Sales Volumes in Barrels of Oil Equivalent (BOE)	238,275	95,671	149%
Average Price Received Oil ($ Bbl)	$95.72	$67.91	41%
Average Price Received Gas ($ Mcf)	$7.99	$3.91	104%
Lease Operating Expense ($ BOE)	$7.46	$7.53	-1%
Production Tax ($ BOE)	$10.33	$7.63	35%
DD&A Expense ($ BOE)	$19.02	$16.00	19%
Gathering, Transportation & Marketing Expense ($ BOE)	$0.82	$0.60	37%
Total G&A Expense ($ BOE)	$17.58	$24.71	-29%
Non-cash Stock-based Compensation Expense ($ BOE)	$3.98	$9.05	-56%

First Half 2011 Financial Results

The Company reported record quarterly net income for the six-month period ended June 30, 2011 of $6.8 million, or $0.04 per basic and diluted share, compared with net income of $1.6 million, or $0.01 per basic and diluted share, for the same period in 2010.  Included in the first half 2011 net income calculation are unrealized derivative losses of $3.5 million attributed to the non-cash change in the value of derivatives utilized for commodity price risk management.  Excluding the effect of unrealized derivative losses, a non-cash charge, Kodiak would have reported adjusted net income (a non-GAAP measure) of $10.3 million for the first half 2011, or $0.06 per basic and diluted share.

Oil and gas sales were $35.5 million for the first half 2011, as compared to approximately $11.8 million during the 2010 period, a 199% increase and a Company record.  Kodiak reported a 132% increase in oil sales volumes and a 59% increase in gas sales volumes for an overall 125% increase in first-half period equivalent production volumes, as compared to the 2010 period.

For the first half 2011, Adjusted EBITDA was $21.0 million, as compared to $6.1 million for the prior first-half period.  Kodiak reported net cash provided by operating activities for the first half 2011 of $23.5 million, as compared to $4.9 million in the prior-year period.  The Company reported cash used for investing activities of $149.9 million during the first half 2011 with approximately $74.8 million invested for the drilling and completion of wells in its Williston Basin drilling program.  During the first half 2011, Kodiak drilled or participated in 21 gross wells (8.0 net) and completed seven gross wells (2.9 net).

As of June 30, 2011, the Company’s total current assets were $87.2 million, its cash and equivalents position was $50.4 million and it had prepaid expenses, consisting of tubular goods and surface equipment, of $21.7 million.    Long-term debt as of June 30, 2011 was $114.8 million, which consisted of $74.8 million in borrowings under the Company’s revolving line of credit and $40 million in borrowings its second lien term loan credit facility (“second lien facility”), both of which are with Wells Fargo.

Subsequent to the end of the second quarter 2011 and as of August 4, 2011, long-term debt was $55 million utilized on its second lien facility, which is fully utilized.  Also as of August 4, 2011, Kodiak had a $200 million revolving credit facility of which $110 million was available for borrowing.  There were no borrowings under its revolving credit facility.

In July 2011, the Company issued 27.6 million shares of common stock in a public offering, which included the full exercise of the underwriters’ over-allotment option of 3.6 million shares of common stock for net proceeds of approximately $159.4 million.  Subsequent to the offering, the Company used $60 million of the net proceeds from the offering to repay debt outstanding under First Lien Credit Agreement.  The Company intends to use the remaining proceeds to fund capital expenditures related to drilling, development, infrastructure and the potential acquisition of oil and gas properties in certain core areas, principally in the Bakken play located in North Dakota, and for general corporate purposes.

Second Quarter and First Half 2011 Sales Volumes

The Company also disclosed sales volumes and netback prices received for the quarter ended June 30, 2011, as summarized below:

	Quarterly Comparisons					First Half Comparison
	Three Months Ended			% Change		Six Months Ended		% Change
Kodiak Oil & Gas Corp. Net Production and Sales Comparison	June 30, 2011	March 31, 2011	June 30, 2010	Sequential Quarter	Qtr.-over- Qtr.	June 30, 2011	June 30, 2010	1H-over - 1H
Product Sales Volumes(1)
Natural Gas (Mcf)	87,122	62,203	50,805	40%	72%	149,326	93,882	59%
Oil (Bbls)	223,755	157,395	87,203	48%	168%	381,150	164,409	132%
Barrels of Oil Equivalent (BOE)	238,275	167,762	95,671	42%	149%	406,038	180,056	125%
Daily Sales (BOE/day)	2,618	1,864	1,051			2,243	995
Product Price Received
Natural Gas ($/Mcf)	$7.99	$5.04	$3.91	58%	104%	$6.76	$4.60	47%
Crude Oil ($/Bbl)	$95.72	$82.72	$67.91	16%	41%	$90.35	$69.40	30%

(1) Note that sales volumes exclude natural gas that is currently being flared pending connection to pipelines.

The Bakken/TFS play generated 97% of KOG’s total oil volumes and equivalent volumes in Q211.

Williston Basin Operations Update

Kodiak’s four operated drilling rigs are presently drilling ahead on multiwall drilling pads. Two rigs are drilling in McKenzie County, and two rigs are drilling in Dunn County. The Company anticipates that the fifth operated drilling rig will be mobilized to McKenzie County when construction of the rig is completed in the fourth quarter of 2011.

As previously announced, the Company’s completion activities are progressing according to schedule, and Kodiak expects to complete or commence completion operations on 10 gross and 7.5 net operated wells in the Williston Basin during the third quarter of 2011, including the Koala wells noted below. In addition, the Company expects to participate in the completion of four gross (2.0 net) non-operated wells in the third quarter of 2011.

McKenzie County, N.D. (79,000 gross and 50,000 net acres)

In the Koala project area in McKenzie County, fracture stimulation procedures were completed on two gross wells (1.0 net) during early July.  Oil from these two wells is currently being trucked and natural gas is being sold into the pipeline.

Bakken producer records initial production (IP) rate of 3,021 BOE/d

The Koala #3-2-11-13H well [Kodiak operated — 53% working interest (WI) /43% net revenue interest (NRI)], a 8,061-foot horizontal lateral, was successfully completed in 21 stages in the middle Bakken Formation.  During a 24-hour producing period, the well recorded production of 2,514 barrels of oil (BO) and 3.0 million cubic feet of natural gas (MMcf), or 3,021 barrels of oil equivalent (BOE).  Kodiak completed the 24-hour production test utilizing an average 36/64” choke with average flowing surface pressure of 1,787 psi.  Since coming online, the well had cumulative production of 9,145 BO and 10,804 MMcf, or 10,946 BOE in the first seven days of production while continuing to recover frac load during well flowback.

Bakken producer records IP rate of 3,412 BOE/d

The Koala #3-2-11-14H well (Kodiak operated — 52% WI /42% NRI), a 9,450-foot horizontal lateral, was successfully completed in 24 stages in the middle Bakken Formation.  During a 24-hour producing period, the well recorded production of 2,816 BO and 3.6 MMcf, or 3,412 BOE.  Kodiak completed the 24-hour production test utilizing an average 34/64” choke with average flowing surface pressure of 2,538 psi.  Since coming online, the well had cumulative production of 10,371 BO and 12,824 MMcf, or 12,508 BOE in the first seven days of production while continuing to recover frac load during well flowback.

Dunn, Mountrail and McLean Counties, N.D. (57,000 gross and 34,000 net acres)

Surface facilities have been constructed on four operated gross wells (3.0 net), with fracture stimulation scheduled to commence in August 2011.  These wells are on a four-well pad and are scheduled to be completed consecutively.  Oil, gas and water pipelines have been constructed into this location and production from the four wells should flow immediately into the pipelines upon completion of the wells.

Kodiak also continues to participate in non-operated drilling and completion operations in Dunn County.  At present, three gross (1.5 net) non-operated wells have been completed during the third quarter of 2011.  These wells have just been turned to production with no reported initial production rates at this time.  Completion operations are currently underway for an additional one gross, (0.5 net) additional wells.  These wells are located on lands within an area of mutual interest (AMI) in Dunn County, where Kodiak owns a 50% working interest.   Exxon Mobil continues to operate two rigs in the AMI and Kodiak expects a similar level of drilling and completion operations to continue through the end of the year.

The following summary provides a tabular presentation of data pertinent to Kodiak’s Williston Basin drilling and completion activities targeting the Bakken during 2010 and 2011 (gas is converted on a 6 Mcf to 1 barrel of oil basis):

One-year North Dakota (Bakken and Three Forks) Drilling and Completion Activities

	WI /		IP 24- Hour	Daily Production (BOE/d)					Gas / Oil
	NRI	Completion	Test					360	Ratio	Well
Well	(%)	Date	BOE/D	30 Day	60 Day	90 Day	180 Day	Day	(GOR)	Status (2)
Dunn County, ND: Longer Laterals (Over 5,000’)
MC #13-34-28-1H	59 / 48	Sep-10	1,906	1,082	1,074	995	723	—	700	FW
MC #13-34-28-2H	59 / 48	Aug-10	2,055	1,259	1,073	932	655	—	600	FW
TSB #14-21-33-15H	50 / 41	Dec-10	2,050	877	790	706	701	—	700	FW
TSB #14-21-33-16H3	50 / 41	Dec-10	1,042	603	444	—	—	—	550	FW
TSB #14-21-4H(1)	50 / 41	Dec-10	1,196	656	470	397	—	—	600	FW
TSB #14-21-16-2H(3)	50 / 41	Apr-11	N/A	194	164	—	—	—	—	FW
TSB #2-24-12-2H	50 / 41	Q311	—	—	—	—	—	—	—	WOC
SC #2-24-25-15H	96 / 79	Q311	—	—	—	—	—	—	—	WOC
TSB #2-24-12-1H3	50 / 41	Q311	—	—	—	—	—	—	—	WOC
SC #2-24-25-16H	96 / 79	Q311	—	—	—	—	—	—	—	WOC
SC #12-10-11-9H	97 / 79	Q311	—	—	—	—	—	—	—	WOC
SC #12-10-11-9H3	97 / 79	Q311	—	—	—	—	—	—	—	Drilling
CE #15-22-15-4H	56 / 45	Q411	—	—	—	—	—	—	—	Drilling
McKenzie County, ND
Grizzly #1-27H-R	74 / 60	Sep-10	507	210	204	196	189	—	800	PW
Grizzly #13-6H	68 / 56	Feb-11	399	122	120	119	—	—	350	PW
Koala #9-5-6-5H	95 / 78	Apr-11	3,042	1,377	1,165	—	—	—	1200	FW
Koala #9-5-6-12H3	95 / 78	Apr-11	2,327	1,072	—	—	—	—	1300	FW
Koala #3-2-11-14H	52 / 42	Jul-11	3,412	—	—	—	—	—	1250	FW
Koala #3-2-11-13H	53 / 43	Jul-11	3,021	—	—	—	—	—	1200	FW
Koala #2-25-36-15H	66 / 53	Q411	—	—	—	—	—	—	—	WOC
Koala #2-25-36-14H3	66 / 53	Q411	—	—	—	—	—	—	—	Drilling
Koala #2-25-36-13H3	66 / 53	Q411	—	—	—	—	—	—	—	Spud Q311
Smokey #15-22-15-2H	85 / 69	Q311	—	—	—	—	—	—	—	WOC
Smokey #15-22-34-15H3	63 / 51	Q311	—	—	—	—	—	—	—	Drilling

(1) Shorter lateral (Under 5,000 feet)	FW = Flowing Well
(2) Well Status is as of July 31, 2011	PW = Pumping Well
(3) Well has not been stimulated	WOC = Waiting on Completion

Management Comment

Commenting on second quarter 2011 results, Kodiak’s Chairman and CEO Lynn A. Peterson said: “Kodiak’s second quarter results were the strongest in Company history.  We reported robust growth in several of the metrics that we monitor to assess our progress and performance.  The results from our Koala project area wells are very encouraging and further demonstrate the productive potential in this prolific area of the Williston Basin.  The four Koala wells that we have completed to date are all very strong wells with production established from middle Bakken as well as the Three Forks.  The wells were drilled in a manner which continues to test the density of well bores and the communication between reservoirs.  Well performance will be monitored over the coming quarters.

“As we look at the anticipated ramp-up in our production, combined with the $160 million of cash obtained from the public offering of common stock, the Company is in its strongest financial position ever.  We announced the expansion of our borrowing revolver recently and we anticipate that the facility will continue to expand as we bring additional wells on during the remaining months of 2011 and beyond.  We expect to selectively add to our Williston Basin acreage position and expect increased drilling and completion activity in the upcoming quarters.  We believe we now have ample liquidity through our cash balances, operating cash flow and access to our credit facilities to fund our expanding drilling program.”

Risk Management

The Company utilizes swaps or “no premium” collars to reduce the effect of price changes on a portion of its future oil production.  Kodiak uses derivative financial instruments to try and achieve more predictable cash flows in a volatile oil and gas price environment and to manage its exposure to commodity price risk.  Detailed disclosure of the Company’s derivative contracts is available in its Filing on Form 10-Q for the quarter ended June 30, 2011.

New York Stock Exchange Listing

As previously announced, Kodiak has transferred its listing to the New York Stock Exchange (NYSE).  Effective August 4, 2011, the Company’s shares began trading on the NYSE.

Q211 Results Teleconference Call

In conjunction with Kodiak’s release of its financial and operating  results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, August 5, 2011 at 11:00 a.m. Eastern Daylight Time.

Kodiak Oil & Gas Corp. Q211 Financial and Operating Results Conference Call

Date:	Friday, August 5, 2011
Time:	11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT
Call:	(877) 257-3168 (US/Canada) and (706) 643-3820 (International); Passcode: 84358995
Internet:	Live and rebroadcast over the Internet: http://www.videonewswire.com/event.asp?id=81116
Replay:	Available through Friday, August 12, 2011 at (855) 859-2056 (US/Canada) and (404) 537-3406 (International) using passcode: 84358995 and for 30 days at www.kodiakog.com

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations as to: exploration and development plans; drilling plans and expectations, including the timing and pace of our drilling activities, and the manner and stages in which wells are expected to be drilled; the number, mobilization, intended use and current planned future location of our rigs; spudding activities; the number of shorter versus longer laterals to be utilized and the expected benefits associated with each;  the amount and allocation of the Company’s anticipated capital expenditures and  the timing and success of such programs; the estimated costs to drill and complete wells; the sources and sufficiency of funding for our capital budget; expectations concerning weather conditions and the impact of such conditions on our operations; the future performance of our oil & gas properties, including well production, improvements in EURs and reductions in the DDA rate per unit and trends in well performance and internal rates of return; the independent nature of the Three Forks and Middle Bakken reservoirs; the commercial prospects of the Three Forks Formation; and the amount and sufficiency of future cash flows and sources of liquidity. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

Footnotes to the Financial Statements

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-Q for the period ended June 30, 2011.

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$50,445	$101,198
Accounts receivable
Trade	7,517	11,328
Accrued sales revenues	7,444	4,578
Inventory, prepaid expenses and other	21,747	18,212

Total Current Assets	87,153	135,316

Oil and gas properties (full cost method), at cost
Proved oil and gas properties	254,196	205,360
Unproved oil and gas properties	187,150	107,254
Wells in progress	56,060	21,418
Equipment and facilities	2,950	2,429
Less-accumulated depletion, depreciation, amortization, accretion and writedowns	(112,028)	(103,799)
Net oil and gas properties	388,328	232,662
Property and equipment, net of accumulated depreciation of $454 at June 30, 2011 and $377 at December 31, 2010	932	366
Deferred financing costs, net of amortization of $387 at June 30, 2011 and $83 at December 31, 2010	1,384	1,593
Total Assets	$477,797	$369,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$27,619	$23,179
Advances from joint interest owners	40	—
Commodity price risk management liability	2,660	2,248
Total Current Liabilities	30,319	25,427

Noncurrent Liabilities
Long term debt	114,808	40,000
Commodity price risk management liability	6,586	3,495
Asset retirement obligations	1,750	1,968
Total Noncurrent Liabilities	123,144	45,463

Total Liabilities	153,463	70,890

Commitments and Contingencies - Note 10
Stockholders’ Equity:
Common stock - no par value; unlimited authorized
Issued and outstanding: 181,703,439 shares as of June 30, 2011 and 178,168,205 shares as of December 31, 2010
Contributed surplus	425,814	407,312
Accumulated deficit	(101,480)	(108,265)

Total Stockholders’ Equity	324,334	299,047

Total Liabilities and Stockholders’ Equity	$477,797	$369,937

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues
Oil sales	$21,417	$5,922	$34,437	$11,410
Gas sales	696	199	1,010	432
Total revenues	22,113	6,121	35,447	11,842

Operating expenses
Oil and gas production	4,433	1,507	7,007	2,729
Depletion, depreciation, amortization and accretion	4,532	1,530	8,253	2,851
General and administrative	4,189	2,623	8,907	4,708
Total expenses	13,154	5,660	24,167	10,288

Operating income	8,959	461	11,280	1,554

Other income (expense)
Gain (loss) on commodity price risk management activities	4,854	170	(4,838)	47
Interest income (expense), net	19	(14)	52	(3)
Other income	188	4	291	4
Total other income (expense)	5,061	160	(4,495)	48

Net income	$14,020	$621	$6,785	$1,602

Earnings per common share:
Basic	$0.08	$0.01	$0.04	$0.01
Diluted	$0.08	$0.01	$0.04	$0.01

Weighted average common shares outstanding:
Basic	179,228,934	119,341,821	178,845,012	119,137,589
Diluted	182,312,179	120,299,724	181,976,807	120,603,115

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the three months ended June 30 ,		For the six months ended June 30 ,
	2011	2010	2011	2010

Cash flows from operating activities:
Net income	$14,020	$621	$6,785	$1,602
Reconciliation of net income to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	4,532	1,530	8,253	2,851
Unrealized (gain) loss on commodity price risk management activities, net	(5,847)	(169)	3,503	(47)
Stock based compensation	947	866	2,486	1,720
Changes in current assets and liabilities:	—	—
Accounts receivable-trade	2,337	944	3,811	(2,089)
Accounts receivable-accrued sales revenue	(2,878)	1,353	(2,866)	(345)
Prepaid expenses and other	7,060	(76)	6,765	(606)
Accounts payable and accrued liabilities	(3,818)	2,194	(5,232)	1,770
Net cash provided by operating activities	16,353	7,263	23,505	4,856

Cash flows from investing activities:
Oil and gas properties	(113,413)	(17,611)	(135,836)	(25,058)
Sale of oil and gas properties	2,132	—	2,132	—
Prepaid tubular goods	(4,934)	(393)	(15,018)	(4,680)
Equipment, facilities, & other	(546)	(428)	(1,164)	(509)
Restricted investment	—	—	—	(210)
Net cash used in investing activities	(116,761)	(18,432)	(149,886)	(30,457)

Cash flows from financing activities:
Borrowings under credit facility	74,808	5,000	74,808	5,000
Proceeds from the issuance of common shares	160	504	1,107	617
Debt and share issuance costs	(270)	(522)	(287)	(522)
Net cash provided by financing activities	74,698	4,982	75,628	5,095

Decrease in cash and cash equivalents	(25,710)	(6,187)	(50,753)	(20,506)

Cash and cash equivalents at beginning of the period	76,155	10,567	101,198	24,886

Cash and cash equivalents at end of the period	$50,445	$4,380	$50,445	$4,380

In evaluating its business, Kodiak considers earnings before interest, taxes, depletion, depreciation, amortization, and accretion, impairment, gains or losses on foreign currency, gains or losses on commodity price risk management activities, and stock-based compensation expense, (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities, future capital expenditures and an indication of our potential borrowing base under our credit facility.  Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance. The Company uses this non-GAAP measure to compare its performance with other companies in the industry that make a similar disclosure, as a measure of its current liquidity, in developing our capital expenditure budget, to evaluate our compliance with covenants under our credit facility and as a component of the corporate objectives to which we tie the vesting of equity-based awards made to senior executives. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support our operations and capital investment program, and that disclosure of this measure provides investors with visibility as to the corporate objectives that affect our executive compensation program. Investors should not consider this measure, or other non-GAAP measures such as net income excluding the effect of unrealized derivative losses, in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because Adjusted EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of Adjusted EBITDA and net income for the three months and six months ended June 30, 2011 and 2010 is provided in the table below:

KODIAK OIL & GAS CORP.

RECONCILIATION OF ADJUSTED EBITDA

	Three months ended
	June 30,	June 30,
	2011	2010
Reconciliation of Adjusted EBITDA:
Net income	$14,020	$621
Add back:
Depreciation, depletion, amortization and accretion	4,532	1,530
(Gain) / loss on foreign currency exchange	—	(1)
Unrealized (gain) / loss on commodity price risk management activities	(5,847)	(170)
Stock based compensation expense	947	866
Adjusted EBITDA	$13,652	$2,861

KODIAK OIL & GAS CORP.

RECONCILIATION OF ADJUSTED EBITDA

	Six months ended
	June 30,	June 30,
	2011	2010
Reconciliation of Adjusted EBITDA:
Net income	$6,785	$1,602
Add back:
Depreciation, depletion, amortization and accretion	8,253	2,850
(Gain) / loss on foreign currency exchange	—	(1)
Unrealized (gain) / loss on commodity price risk management activities	3,503	(47)
Stock based compensation expense	2,486	1,720
Interest expense	—	15
Adjusted EBITDA	$21,027	$6,139